Exhibit 4.1

SECOND AMENDMENT (this “Amendment”) dated as of June 23, 2010, to the RIGHTS AGREEMENT dated as of November 17, 2009 and amended on February 17, 2010 (the “Rights Agreement”), between BARNES & NOBLE, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended by deleting clause (ii) of paragraph (c) of the definition of “Beneficial Owner”, “beneficially own” and “Beneficial Ownership” and the word “(i)” in paragraph (c), such that paragraph (c) reads, in its entirety, as follows:

“(c)  which are beneficially owned, directly or indirectly, by any other Person (or an Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (b)(ii) of this definition) or disposing of any voting securities of the Company; or”

SECTION 2.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 3.  Governing Law.  This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 4.  Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Amendment shall be effective as of the date hereof.

SECTION 5.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 6.  Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

SECTION 7.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect its rights, immunities, duties or obligations under the Rights Agreement, the Rights Agent shall be entitled to resign on the next business day.

[Remainder of page intentionally left blank;  signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARNES & NOBLE, INC.,

By:	/s/ Joseph J. Lombardi
Name: Joseph J. Lombardi
Title: Chief Financial Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Kevin Shinkunas
Name: Kevin Shinkunas
Title: Vice President

[Signature Page to Amendment No. 2 to Rights Agreement]